Exhibit 99.1

 February 22, 2008                                                                                               Steven F. Nicola
                               CFO, Secretary & Treasurer
                               412:442-8262

MATTHEWS INTERNATIONAL CORPORATION
ELECTS NEW CHAIRMAN OF THE BOARD

PITTSBURGH, PA, February 22, 2008 -- Matthews International Corporation (NASDAQ NMS: MATW) (the “Company”) today reported that William J. Stallkamp has been named as the Company’s new Chairman of the Board of Directors.  Following the Company’s Annual Shareholders’ Meeting on February 21, 2008, the Board of Directors elected Mr. Stallkamp as Chairman.  David M. Kelly, the Company’s former Chairman, retired from the Board upon the close of the Shareholders’ Meeting.  Mr. Stallkamp represents the Matthews’ first independent board member to serve as Chairman.

Joseph C. Bartolacci, President and Chief Executive Officer, stated:  “We are delighted that Mr. Stallkamp has accepted the role as Chairman of the Board.  His experience and tenure with the Company are invaluable and I look forward to his continued counsel and support.”

In discussing his election, Mr. Stallkamp stated: “It is a privilege for me to serve as Chairman of the Board of Matthews, which has a long tradition of integrity and success, and I appreciate the confidence of the Board in electing me to this responsibility.  I look forward to working with management to maintain the high standards set by the Company towards its long-term objective of increasing shareholder value.”

Mr. Stallkamp has been a director of the Company since 1981 and has served as the Board’s Lead Independent Director since fiscal 2005.  He was a Vice Chairman of Mellon Financial Corporation, a financial services company, in Pittsburgh, Pennsylvania and Chairman and Chief Executive Officer of Mellon PSFS in Philadelphia, Pennsylvania until his retirement on January 1, 2000.  He currently serves as a director of Cowee Forest Products, Inc., United Concordia Companies, Inc., Highmark, The Philadelphia Stock Exchange and The Smithers-Oasis Company.  He is also a member of the Board of Directors of the Southeastern Pennsylvania Chapter of the American Red Cross and the Franklin Institute.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; printing plates, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.